Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports Fourth-Quarter and Year-End 2011 Results

SAN JOSE, Calif., January 26, 2012 —Cypress Semiconductor Corp. (NASDAQ: CY) today announced fourth-quarter 2011 and fiscal year 2011 results, which included the following highlights and remarks from its president and CEO, T.J. Rodgers.

•	Revenue and earnings exceed guidance

•	TrueTouch® revenue exceeds top end of $230 to $250 million annual target

•	Handset revenues increased 140% year over year

•	Revenue increased 13% year over year

•	Cash flow from operations totaled $284.2 million for 2011

Fellow shareholders:

Our revenue and earnings for the quarter are given below, compared with the prior-quarter and prior-year results:

(In thousands, except per-share data)

	NON-GAAP			GAAP
	Q4 2011	Q3 2011	Q4 2010	Q4 2011	Q3 2011	Q4 2010
Revenue	$242,372	$264,743	$226,564	$242,372	$264,743	$220,314
Gross margin	56.1%	57.9%	59.2%	53.6%	56.3%	55.9%
Pretax margin	22.6%	26.8%	23.1%	11.7%	16.6%	8.3%
Net income	$56,119	$69,237	$50,389	$30,961	$39,981	$9,053
Diluted EPS	$0.32	$0.37	$0.25	$0.18	$0.22	$0.05

Our fourth-quarter revenue exceeded the high end of guidance, decreased 8.5% sequentially and grew 10.0% year-on-year. All core divisions and most major product lines decreased sequentially as expected. We continue to focus on operating expense control and even in a challenging revenue quarter our non-GAAP EPS grew 28% year over year. Inventory decreased 17.3% sequentially, and inventory in the supply chain remains very low.

For fiscal year 2011, Cypress posted total revenue of $995.2 million, an increase of 13.4% from fiscal year 2010 revenue of $877.5 million. On a non-GAAP1 basis, Cypress’s fiscal year 2011 diluted earnings per share was $1.24, compared with diluted earnings per share of $0.94 in 2010, an increase of 32%. On a GAAP basis, Cypress’s fiscal year 2011 diluted net earnings per share was $0.89, compared with diluted net earnings per share of $0.40 in 2010.

Booking visibility will remain limited into Q1 due to historically low lead-times, continued inventory adjustments and ongoing concerns over worldwide macroeconomic issues. Our book-to-bill ratio for Q4 was 0.58, a decrease from that of Q3 and less than the normal seasonal figure. Consequently, we expect Q1 revenue also to decrease at a rate greater than normal. The expected decrease in revenue includes not only the seasonal factor, but also some revenue decreases due to tablet end sales. Assuming no further macroeconomic deterioration, we expect that bookings and revenue will bottom out in Q1 2012 and lead to a strong second half as many new product design wins ramp into production.

Cypress posted a very good year in 2011, especially considering the macroeconomic cloud that has hung over the industry for the last six plus months. The performance of our broad base of proprietary and TrueTouch products led to a 13% revenue increase, double the industry growth rate.

Our non-GAAP EPS increased 32.0% year over year, and our cash flow from operations in 2011 enabled us to return $672.9 million dollars to our shareholders by purchasing 36 million shares and initiating a $0.36 annualized dividend per share that yielded approximately 2.2% for the year.

Sincerely,

BUSINESS REVIEW

+ Our non-GAAP1 consolidated gross margin for the fourth quarter was 56.1%, down 1.8 percentage points from the previous quarter due mainly to product mix and factory absorption. Our GAAP fourth-quarter consolidated gross margin was 53.6%.

+ Our net inventory dollars at the end of the fourth quarter were down 17.3% relative to Q3, and our inventory days were down by 12 days to 79 days.

+ Cash and investments for the fourth quarter totaled $166.3 million, an increase of $31.3 million from the prior quarter, and equivalent to approximately $1.08 per outstanding share. During the quarter, we bought back 4.0 million shares of common stock (2.3% of total outstanding shares) for $62.8 million at an average price of $15.82 per share. Since we announced our $400-million stock repurchase program in September 2011, we have repurchased 5.1 million shares through January 12, 2012 and have approximately $318.9 million left for additional repurchases.

Our divisional revenue and gross margins are detailed below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

January 1, 2012

	CCD[2]	DCD[2]	MPD[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	130.7	22.7	80.6	234.0	8.4	242.4
Percentage of total revenues	53.9%	9.3%	33.3%	96.5%	3.5%	100.0%

GROSS MARGIN (%)
On a GAAP basis	52.4%	68.6%	53.6%	54.4%	29.7%	53.6%
On a non-GAAP[1] basis	54.9%	71.1%	56.1%	56.9%	32.2%	56.1%

THREE MONTHS ENDED

October 2, 2011

	CCD[2]	DCD[2]	MPD[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	142.1	23.6	92.5	258.2	6.5	264.7
Percentage of total revenues	53.7%	8.9%	34.9%	97.6%	2.4%	100.0%

GROSS MARGIN (%)
On a GAAP basis	56.4%	64.8%	56.3%	57.1%	22.8%	56.3%
On a non-GAAP[1] basis	58.0%	66.5%	57.9%	58.8%	24.4%	57.9%

TWELVE MONTHS ENDED

January 1, 2012

	CCD[2]	DCD[2]	MPD[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
GAAP REVENUE ($M)	511.7	100.0	352.1	963.8	31.4	995.2
Percentage of total revenues	51.4%	10.0%	35.4%	96.8%	3.2%	100.0%

GROSS MARGIN (%)
On a GAAP basis	54.9%	64.6%	55.5%	56.1%	28.5%	55.3%
On a non-GAAP[1] basis	57.3%	67.1%	56.9%	58.2%	30.9%	57.3%

TWELVE MONTHS ENDED

January 2, 2011

	CCD[2]	DCD[2]	MPD[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
GAAP REVENUE ($M)	343.2	110.6	405.9	859.7	17.8	877.5
Percentage of total revenues	39.1%	12.6%	46.3%	98.0%	2.0%	100.0%

NON-GAAP REVENUE ($M)	343.2	110.6	412.2	866.0	17.8	883.8
Percentage of total revenues	38.8%	12.5%	46.7%	98.0%	2.0%	100.0%

GROSS MARGIN (%)
On a GAAP basis	57.7%	68.8%	52.1%	56.5%	19.9%	55.7%
On a non-GAAP[1] basis	60.3%	71.4%	55.4%	59.4%	22.4%	58.7%

1.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.
2.	CCD—Consumer and Computation Division; DCD—Data Communications Division; MPD—Memory Products Division.
3.	“Emerging Technology”—Businesses outside our core semiconductor businesses outlined in footnote 4. Includes subsidiaries Cypress Envirosystems and AgigA Tech, as well as the ONS (Optical Navigation System) Business Unit, the China Business Unit and our foundry-support business.
4.	“Core Semiconductor”—Includes CCD, DCD and MPD and excludes “Emerging Technology.”

FOURTH-QUARTER 2011 HIGHLIGHTS

+ Cypress announced that its industry-leading Gen4 family of TrueTouch touchscreen controllers is in production ahead of schedule, and that initial production shipments have begun. Gen4 delivers industry-best performance in all measurable touch categories, including the world’s best Signal-to-Noise Ratio (SNR) and unparalleled performance in the presence of noise sources. Noise is the biggest challenge faced by touchscreen designers. The unprecedented noise immunity offered by our Gen4 family enables manufacturers to eliminate air gaps and shields in displays and produce thinner, sleeker, less expensive cell phone designs.

+ Cypress expanded its Gen4 TrueTouch controller family, adding a new member that targets displays up to 12 inches used in the fast-growing tablet and ultrabook PC market. Like smaller-screen Gen4 devices, it offers industry-best performance in all categories, including SNR and noise immunity. Gen4 also has the industry’s lowest active power consumption of just 3.6 milliwatts, best tracking accuracy, and fastest screen refresh rates. It provides full support for major mobile operating systems including Win8 and Android.

+ NVIDIA® certified Cypress’s new single-chip TrueTouch solution on the reference design for its NVIDIA Tegra® 3 quad-core mobile processor. The design supports large touchscreens, including next-generation Android 4.0 (Ice Cream Sandwich)-based tablets.

+ Cypress announced that its single-chip, large-touchscreen, Gen4 TrueTouch controllers also enable sensor-on-lens technology with direct lamination to the LCD. The controllers enable manufacturers to deposit conductive Indium Tin Oxide (ITO) touch sensor lines directly onto the cover glass, so tablets can be made thinner, cheaper, and with fewer manufacturing steps.

+ Cypress unveiled Tx-Boost™, a breakthrough feature for its Gen4 TrueTouch touchscreen controllers that dramatically improves system performance without added cost. Based on Gen4’s patent-pending, high-voltage Tx drivers, Tx-Boost delivers three times higher Signal-to-Noise ratio without the use of digital filters, enabling the industry’s thinnest devices while reducing materials cost. It also reduces power consumption and increases scan rates. Cypress accomplishes this without large, expensive, and noisy external switching regulators needed by competitors to generate high-voltage Tx signaling.

+ Cypress announced official USB-IF certification of its two SuperSpeed USB 3.0 peripheral controllers, EZ-USB® FX3 and West Bridge® Benicia™, both of which are in full production. EZ-USB FX3, one of the first USB 3.0 peripheral controllers in the industry, is also the only programmable USB 3.0 solution available from any source. Its integrated, highly flexible features enable developers to add 5-Gbps USB 3.0 connectivity to any system. West Bridge Benicia enables mobile devices to double input/output performance, stream high-definition video, “side-load” multimedia content at up to 160 Mbytes per second, and reduce battery charging time by 50 percent.

+ Cypress announced that the next generation of its revolutionary PSoC Creator™ software—the design environment for its PSoC® 3 and PSoC 5 programmable system-on-chip families—is available at www.cypress.com/go/psoccreator. Among hundreds of new features in the new version, PSoC Creator 2.0 supports the ARM-based PSoC 5 architecture and the popular Keil µVision® 4 software.

+ Cypress introduced the new CY8CKIT-025 Development Kit for its PSoC 3 and PSoC 5 programmable system-on-chip architectures. The new kit highlights PSoC’s unique, programmable 8- to 20-bit Delta-Sigma ADC that allows tradeoffs between speed and accuracy.

+ Cypress announced that Sonoma Wire Works selected the PSoC 3 solution for its new GuitarJack Model 2, which connects a musical instrument, microphone, or audio hardware with Apple products such as the iPod touch, iPhone or iPad.

+ Cypress unveiled a new subsidiary, Deca Technologies, part of its Emerging Technology Division. Deca designs and manufactures breakthrough electronic interconnect solutions—microwiring that links ever-smaller generations of integrated circuits and packages to small-form-factor electronic products such as smartphones. Deca leverages the unique, cost-effective solar wafer manufacturing technology of SunPower Corp. Its initial products include Wafer Level Chip Scale Packaging (WLCSP) derivatives targeting the $1 billion-plus Wafer Level Packaging (WLP) market. Deca aims to leverage its technology to integrate the dissimilar chips used in next-generation systems.

+ Cypress announced that Avago Technologies Inc. has dropped its lawsuit against Cypress. The lawsuit had claimed that Cypress’s OvationONS® products infringed Avago optical navigation patents. Cypress paid no damages and admitted to no infringement in the case. Cypress uses its own, patented OptiCheck™ technology in OvationONS products, which enable finger navigation in handheld devices.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as PowerPSoC® solutions for high-voltage and LED lighting applications, CapSense® touch sensing and TrueTouch solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the remainder of fiscal year 2011 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the strength and growth of our proprietary and programmable products, including our TrueTouch and PSoC product families, our expectations regarding our Q112 revenue, bookings and earnings, our expected financial results in the second half of fiscal 2012, the demand and growth in the markets Cypress and its subsidiaries serve, including touchscreens, our booking visibility, the expected performance of our products, the production schedule for our Gen4 touchscreen controllers and our focus on controlling operating expenses. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due to a variety of uncertainties and risk factors, including but not limited to the state of and future of the global economy, business conditions and growth trends in the semiconductor market, the timing and success of our launch of Gen4 family of TrueTouch controllers, our ability to enter into new markets with our portfolio of products, whether our products perform as expected, whether the demand for our proprietary and programmable products, including our TrueTouch and PSoC products, is fully realized, whether our product and design wins result in increased sales, further decreases in lead-time, additional inventory adjustments, worldwide macroeconomic issues customer acceptance of Cypress and its subsidiaries’ products, seasonality in the markets we serve, our ability to achieve lower operating expenses and maintain a solid balance sheet, any impact to sales due to the recent U.S. International Trade Commission ruling in Apple Inc. v. HTC Corp. et al, the actions of our competitors, the behavior of our supply chain, our ability to manage our business to have strong earnings and cash flow leverage, factory utilization, the strength or softness of the markets we serve and whether those markets achieve expected growth, our ability to maintain and improve our gross margins and realize our bookings, our ability to continue to focus on fixed costs, the financial performance of our subsidiaries and Emerging Technology Division, our ability to outgrow the market in revenue once the economy recovers and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, TrueTouch, PSoC, CapSense, PowerPSoC, West Bridge, EZ-USB and QDR are registered trademarks of Cypress Semiconductor Corp. Programmable System-on-Chip, Tx-Boost, TruePen, Benicia and PSoC Creator are trademarks of Cypress Semiconductor Corp. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 1, 2012	January 2, 2011
ASSETS
Cash, cash equivalents and short-term investments (a)	$166,330	$434,261
Accounts receivable, net	103,524	117,726
Inventories, net (b)	92,304	101,763
Property, plant and equipment, net	284,465	260,122
Goodwill and other intangible assets, net	40,462	44,335
Other assets	122,739	114,594

Total assets	$809,824	$1,072,801

LIABILITIES AND EQUITY
Accounts payable	$52,868	$59,817
Deferred income	150,568	131,757
Income tax liabilities	43,488	65,461
Other accrued liabilities	165,758	112,873

Total liabilities	412,682	369,908
Total Cypress stockholders’ equity	399,568	704,436
Noncontrolling interest	(2,426)	(1,543)

Total equity	397,142	702,893

Total liabilities and equity	$809,824	$1,072,801

(a)	Cash, cash equivalents and short-term investments do not include $19 million and $24 million of auction rate securities which are classified as long-term investments in “Other assets” as of January 1, 2012 and January 2, 2011, respectively.
(b)	Net inventories include $4.6 million and $6.2 million of capitalized inventories related to stock compensation expense, as of January 1, 2012 and January 2, 2011, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 1, 2012	October 2, 2011	January 2, 2011	January 1, 2012	January 2, 2011
Revenues	$242,372	$264,743	$220,314	$995,204	$877,532
Cost of revenues	112,538	115,789	97,256	448,619	388,358

Gross margin (a)	129,834	148,954	123,058	546,585	489,174
Operating expenses:
Research and development	46,846	46,266	47,909	190,255	176,816
Selling, general and administrative	55,788	55,453	58,679	228,374	218,491
Amortization of acquisition-related intangibles	731	731	812	2,892	3,028
Restructuring charges (credits)	932	871	(283)	6,336	2,975
Gain on divestiture	—	—	—	(34,291)	—

Total operating expenses, net	104,297	103,321	107,117	393,566	401,310

Operating income	25,537	45,633	15,941	153,019	87,864
Interest and other income (expense), net	2,791	(1,833)	1,871	1,859	6,302

Income before income taxes	28,328	43,800	17,812	154,878	94,166
Income tax provision (benefit)	(2,353)	4,057	9,134	(11,379)	19,290

Income, net of taxes	30,681	39,743	8,678	166,257	74,876
Adjust for net loss attributable to noncontrolling interest	280	238	375	882	866

Net income attributable to Cypress	$30,961	$39,981	$9,053	$167,139	$75,742

Net income per share attributable to Cypress:
Basic	$0.20	$0.24	$0.05	$1.02	$0.47
Diluted	$0.18	$0.22	$0.05	$0.89	$0.40
Shares used in net income per share calculation:
Basic	154,045	163,867	165,873	164,495	161,114
Diluted	172,079	183,282	197,556	186,895	191,377

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended January 1, 2012
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$68,578	$15,548	$43,209	$127,335	$2,499	$129,834
Stock-based compensation expense	2,969	514	1,829	$5,312	191	$5,503
Changes in value of deferred compensation plan (e)	133	23	82	238	9	247
Impairment of assets and other	162	28	100	290	10	300

Non-GAAP gross margin	$71,842	$16,113	$45,220	$133,175	$2,709	$135,884

	Three Months Ended October 2, 2011
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$80,112	$15,326	$52,049	$147,487	$1,467	$148,954
Stock-based compensation expense	2,685	447	1,748	4,880	122	5,002
Changes in value of deferred compensation plan (e)	(301)	(50)	(196)	(547)	(14)	(561)

Non-GAAP gross margin	$82,496	$15,723	$53,601	$151,820	$1,575	$153,395

	Three Months Ended January 2, 2011
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$60,018	$16,992	$45,222	$122,232	$826	$123,058
Stock-based compensation expense	1,952	491	1,863	4,306	76	4,382
Changes in value of deferred compensation plan (e)	88	22	82	192	4	196
SRAM legal settlement	—	—	6,250	6,250	—	6,250
Impairment of assets	133	34	127	294	5	299

Non-GAAP gross margin	$62,191	$17,539	$53,544	$133,274	$911	$134,185

	Twelve Months Ended January 1, 2012
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$280,942	$64,643	$192,051	$537,636	$8,949	$546,585
Stock-based compensation expense	12,115	2,418	8,439	22,972	758	23,730
Changes in value of deferred compensation plan (e)	(74)	(3)	(34)	(111)	—	(111)
Impairment of assets and other	133	21	75	229	8	237

Non-GAAP gross margin	$293,116	$67,079	$200,531	$560,726	$9,715	$570,441

	Twelve Months Ended January 2, 2011
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$198,145	$76,150	$211,340	$485,635	$3,539	$489,174
Stock-based compensation expense	8,645	2,879	10,735	22,259	457	22,716
Changes in value of deferred compensation plan (e)	171	41	151	363	7	370
SRAM legal settlement	—	—	6,250	6,250	—	6,250
Impairment of assets and other	99	23	88	210	3	213

Non-GAAP gross margin	$207,060	$79,093	$228,564	$514,717	$4,006	$518,723

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.
(b)	CCD—Consumer and Computation Division; DCD—Data Communications Division; MPD—Memory Product Division.
(c)	“Core Semi”—Includes CCD, DCD and MPD divisions and excludes “Emerging Technologies.”
(d)	“Emerging Technologies”—Activities outside our core semiconductor businesses outlined in footnote (c). Includes wholly owned subsidiaries
(e)	Consistent with current presentation, all prior periods have been recast to reflect changes in deferred compensation plan as a Non-GAAP adjustment.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 1, 2012	October 2, 2011	January 2, 2011	January 1, 2012	January 2, 2011
GAAP revenue	$242,372	$264,743	$220,314	$995,204	$877,532
SRAM legal settlement	—	—	6,250		6,250

Non-GAAP revenue	$242,372	$264,743	$226,564	$995,204	$883,782

GAAP research and development expenses	$46,846	$46,266	$47,909	$190,255	$176,816
Stock-based compensation expense	(5,989)	(5,894)	(5,792)	(24,296)	(21,541)
Acquisition-related expense	—	—	—	—	(2)
Changes in value of deferred compensation plan (b)	(524)	1,204	(581)	114	(961)

Non-GAAP research and development expenses	$40,333	$41,576	$41,536	$166,073	$154,312

GAAP selling, general and administrative expenses	$55,788	$55,453	$58,679	$228,374	$218,491
Stock-based compensation expense	(13,876)	(13,939)	(11,422)	(52,754)	(47,202)
Acquisition-related expense	—	—	7	—	—
Changes in value of deferred compensation plan (b)	(1,084)	2,464	(913)	460	(1,727)
SRAM legal settlement	—	—	(1,000)	—	(1,000)
Building donation	—	—	—	(4,125)	—
Impairment of assets and other	(105)	(1,982)	(4,927)	(3,809)	(5,293)

Non-GAAP selling, general and administrative expenses	$40,723	$41,996	$40,424	$168,146	$163,269

GAAP operating income	$25,537	$45,633	$15,941	$153,019	$87,864
Stock-based compensation expense	25,370	24,835	21,596	100,781	91,459
Gain on divestiture	—	—	—	(34,291)	—
Acquisition-related expense	731	731	805	2,892	3,028
Changes in value of deferred compensation plan (b)	1,854	(4,229)	1,689	(686)	3,056
Restructuring charges (credits)	932	871	(283)	6,336	2,975
SRAM legal settlement	—	—	7,250	—	7,250
Building donation	—	—	—	4,125	—
Impairment of assets and other	404	1,982	5,226	4,046	5,506

Non-GAAP operating income	$54,828	$69,823	$52,224	$236,222	$201,138

GAAP net income attributable to Cypress	$30,961	$39,981	$9,053	$167,139	$75,742
Stock-based compensation expense	25,370	24,835	21,596	100,781	91,459
Gain on divestiture	—	—	—	(34,291)	—
Acquisition-related expense	731	731	805	2,892	3,028
Changes in value of deferred compensation plan (b)	1,854	119	(1)	(686)	403
Restructuring charges (credits)	932	871	(283)	6,336	2,975
Investment-related gains/losses	—	(1,538)	400	—	(3,158)
Changes in liability of deferred compensation plan	(2,005)	—	—	808	—
SRAM legal settlement	—	—	7,250	—	7,250
Building donation	—	—	—	4,125	—
Impairment of assets and other	404	1,982	5,226	4,046	5,506
Tax effects	(2,128)	2,256	6,343	(14,315)	3,105

Non-GAAP net income attributable to Cypress	$56,119	$69,237	$50,389	$236,835	$186,310

GAAP net income per share attributable to Cypress—diluted	$0.18	$0.22	$0.05	$0.89	$0.40
Stock-based compensation expense	0.15	0.13	0.11	0.53	0.45
Gain on divestiture	—	—	—	(0.18)	—
Restructuring charges	0.01	0.01	—	0.03	0.01
Changes in value of deferred compensation plan (b)	0.01	—	—	—	—
Acquisition related expense	—	—	—	0.02	0.01
Changes in liability of deferred compensation plan	(0.01)	—	—	—	—
Investment-related gains/losses	—	(0.01)	—	—	(0.02)
SRAM legal settlement	—	—	0.04	—	0.04
Building donation	—	—		0.02
Impairment of assets and other	—	0.01	0.02	0.02	0.03
Tax effects	(0.01)	0.01	0.03	(0.08)	0.02
Non-GAAP share count adjustment	(0.01)	—	—	(0.01)	—

Non-GAAP net income per share attributable to Cypress—diluted	$0.32	$0.37	$0.25	$1.24	$0.94

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.
(b)	Consistent with current presentation, all prior periods have been recast to reflect changes in deferred compensation plan as a Non-GAAP adjustment.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 1, 2012	October 2, 2011	January 2, 2011	January 1, 2012	January 2, 2011
Selected Cash Flow Data (Preliminary):
Net cash provided by operating activities	$65,922	$106,114	$69,187	$284,249	$262,746
Net cash provided by (used in) investing activities	$1,731	$(9,966)	$(96,099)	$69,100	$(150,734)
Net cash provided by (used in) financing activities	$(32,196)	$(312,041)	$(23,485)	$(516,815)	$92,387

Other Supplemental Data (Preliminary):
Capital expenditures	$8,758	$18,207	$13,666	$80,556	$50,786
Depreciation	$9,872	$12,894	$12,402	$48,632	$47,859

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended						Twelve Months Ended
	January 1, 2012		October 2, 2011		January 2, 2011		January 1, 2012		January 2, 2011
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income attributable to Cypress	$30,961	$56,119	$39,981	$69,237	$9,053	$50,389	$167,139	$236,835	$75,742	$186,310

Weighted-average common shares outstanding (basic)	154,045	154,045	163,867	163,867	165,873	165,873	164,495	164,495	161,114	161,144
Effect of dilutive securities:
Stock options, unvested restricted stock and other	18,034	21,416	19,415	22,131	31,683	36,377	22,400	26,192	30,263	36,832

Weighted-average common shares outstanding for diluted computation	172,079	175,461	183,282	185,998	197,556	202,250	186,895	190,687	191,377	197,976

Net income per share attributable to Cypress—basic	$0.20	$0.36	$0.24	$0.42	$0.05	$0.30	$1.02	$1.44	$0.47	$1.16
Net income per share attributable to Cypress—diluted	$0.18	$0.32	$0.22	$0.37	$0.05	$0.25	$0.89	$1.24	$0.40	$0.94

	January 1, 2012	October 2, 2011	January 2, 2011	January 1, 2012	January 2, 2011
Average stock price for the period ended	$17.68	$18.31	$15.51	$19.23	$12.48
Common stock outstanding at period end (in thousands)	154,172	155,268	170,363	154,172	170,363
Includes unvested restricted stock awards of approximately 0.9 million shares at January 1, 2012 and at October 3, 2011, and 1.0 millon shares at January 2, 2011.

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investments under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	SRAM legal settlement.

Cypress has settled the SRAM civil antitrust lawsuits. Cypress excludes these items because the legal settlements are not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Building donation.

Cypress committed to donate an unused building to a charitable entity. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, and (2) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Investment-related gains/losses.

Investment-related gains/losses primarily include: (1) impairment loss related to Cypress’s investment when it determines the decline in fair value is other-than-temporary in nature, and (2) gains/losses related to the sales of its debt and equity investments. These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and operating performance of Cypress, and in most cases, such transactions have not historically occurred in every quarter. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	Impairment of assets.

Cypress wrote down the book value of certain assets to its estimated fair value as management determined these assets will be donated, sold or will have no future benefit. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Gains and losses on sales of long-term assets.

Cypress recognizes gains resulting from the sale of certain long-term assets that no longer align with Cypress’s long-term operating plan. Cypress excludes these items from its non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Tax effects.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above. Additionally, Cypress also excludes the impact of items that are related to historical activities in nature and not reflective of the ongoing operating results of Cypress.